Exhibit 99.1

Central European Distribution Corporation Announces Record Net Sales (an Increase of 29% over 2004)

and Operating Income for 2005 (an Increase of 82% over 2004)

Bala Cynwyd, Pennsylvania March 1, 2006: Central European Distribution Corporation (NASDAQ: CEDC) today announced its results for fiscal year 2005. Net sales for the full year ended December 31, 2005 increased 29% to $749.4 million from the $580.7 million reported for the same period in 2004. Operating income increased by 81.9% to $51.6 million from $28.4 million for the same period in 2004.

On a comparable basis, CEDC announced earnings of $31.3 million, or $1.63 per fully diluted share (which is in line with previously issued guidance of $1.57 to $1.67 per fully diluted share), as compared to $21.8 million, or $1.31 per fully diluted share, for the same period in 2004. The comparable results exclude the impact of acquisition related costs (which were fully accounted for in 2005) and foreign exchange movements related to CEDC’s Senior Secured Notes financing. For a complete reconciliation of comparable earnings to earnings reported under United States Generally Accepted Accounting Principles (“GAAP”), please see the section “Unaudited Reconciliation of Non-GAAP Measures”. CEDC reported a net profit under GAAP of $20.3 million or $1.05 per share on a fully diluted basis.

Mr. William Carey, CEO and President, said, “We delivered record cash flow from operations of $34.1 million for the year, as well as a significant increase in gross margins in the fourth quarter to 22% from 13% in the fourth quarter of 2004. The key vodka brands that we acquired with the Polmos Bialystok and Bols acquisitions continued to show solid growth resulting in our vodka market share increasing to over 32% in the fourth quarter.”

Some of the key financial highlights to date include the following:

•	Full year net sales up 29%

•	Full year gross profit up 64%

•	Full year gross margins up from 12.8% to 16.3% (fourth quarter gross margins up from 13.4% to 21.9%)

•	Full year operating income up 82%

•	Full year EBITDA (adjusted for minority interest) up 75% to $56 million

•	Full year cash flow from operations up from $8.9 million to $34.1 million

•	Exclusive import portfolio growth of 21%

Mr. Carey continued, “Since the closing of the Polmos Bialystok acquisition in October of 2005, we have been focused on executing our key objectives and are seeing positive results from the reduction of costs of raw materials, the accelerated sales of our own brands, the solidifying partnerships for increased exports of Zubrowka and the successful implementation of new trade terms we put in place on December 1, 2005. As we move into 2006, we are continuing to reduce costs at our newly acquired companies, finalizing development for construction of our new rectified spirits plant and are working on purchasing additional local brands to fill our existing production capacity. We believe that with our strong portfolio of imported and recently acquired brands our sales force will have a tremendous advantage in the marketplace in developing sales to same store customers. These efforts all will be supported by our experienced marketing team to take advantage of the strong brand position we already have.”

“We have acquired two distributors since November 2005 and we are targeting additional distributor acquisitions of approximately $64 million to $84 million in annualized net sales over the next 10 months. We are confirming our 2006 guidance for net sales of $931 million to $956 million and full year fully diluted earnings per share guidance of $1.90 to $2.10, which includes the impact of expensing options, which is estimated to be approximately $0.06 per fully diluted share.”

The 2006 guidance noted above does not take into account additional acquisitions that may be completed or any potential impact of foreign exchange movements on CEDC’s Senior Secured Notes financing. All acquisition related costs were fully accounted for in 2005.

CEDC has reported net income and diluted net income per share in accordance with GAAP and on a non-GAAP basis, referred to in this release as comparable earnings, as well as the non-GAAP measure EBITDA. CEDC’s management believes that pro forma non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses results on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. EBITDA represents GAAP earnings excluding interest, taxes, depreciation and amortization and other financial income and expenses. EBITDA is presented because management believes it provides additional information with respect to the cash flow of CEDC. A complete reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this press release. The preliminary financial results reported in this press release have been prepared in accordance with GAAP. In addition to the GAAP results, CEDC also has provided additional information concerning its results, which includes certain financial measures not prepared in accordance with GAAP. These non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. These non-GAAP financial measures also may be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information concerning CEDC’s operations without certain non-recurring charges. CEDC has provided reconciling information in the text of this press release.

CEDC is the largest vodka producer in Poland by value and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to European and Asian markets.

CEDC is also the leading distributor by volume and a leading importer by value of alcoholic beverages in Poland. CEDC operates 15 distribution centers and 78 satellite branches throughout Poland. CEDC imports many of the world’s leading brands to Poland, including brands such as Rémy Martin, Metaxa, Jim Beam, Sauza Tequila, Grant’s, E&J Gallo, Sutter Home, Torres, Penfolds and Concha y Toro wines, Corona, Foster’s, and Guinness Stout beers and Evian.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2004, and in other periodic reports filed by CEDC with the Securities and Exchange Commission.

Contact:

Jim Archbold,

Investor Relations Officer

Central European Distribution Corporation

610-660-7817

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

(in thousands, except share and per share information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
GAAP net income/(loss)	12,071	9,108	20,268	21,830

Pre-acquisition financing cost	464	—	3,907	—	(A)
Acquisition related hedges	—	—	3,384	—	(B)
Foreign exchange impact of Bols acquisition	—	—	1,335	—	(C)
Foreign exchange impact of escrowed cash, Senior Secured Notes and hedge revaluation	1,905	—	2,111	—	(D)
Other acquisition related costs	114	—	317	—	(E)

Comparable non-GAAP net income	14,554	9,108	31,322	21,830

Comparable non-GAAP net income per share of common stock, basic	0.62	0.55	1.66	1.34
Comparable non-GAAP net income per share of common stock, diluted	0.61	0.55	1.63	1.31

	Twelve Months Ended December 31,
	2005	2004
GAAP net income/(loss)	20,268	21,830

Income Tax	5,346	4,614
Net Interest Expense	15,828	2,115
Net Other Financial Expense/(Income)	7,678	19
Depreciation and Amortization	4,529	3,414
Minority Interest	2,261	—

EBITDA, adjusted for minority interest	55,910	31,992

Change in working capital	(18,232)	(19,503)
Non cash expenses	984	758
Taxes paid	(4,580)	(4,386)

Net cash provided by Operating Activities	34,082	8,861

Comparable measures are provided as additional information as management believes this information provides investors with better insight on underlying business trends and results in order to evaluate year over year financial performance. Descriptions of these items are presented below:

(A)	CEDC closed a €325 million Senior Secured Notes offering on July 25, 2005 in order to fund the acquisitions of Polmos Bialystok and Bols. Due to various delays in receiving final approval from the Polish Anti-Monopoly office, the acquisitions were not completed until August 17, 2005, in the case of Bols, and October 12, 2005, in the case of Polmos Bialystok. These amounts represent the proportional share of interest accrued (net of interest earned in escrow) prior to completion of the acquisitions. In addition, CEDC incurred additional debt to support the deposit payment made to the State Treasury as part of the Polmos Bialystok acquisition. The costs relating to this additional financing are also represented in this calculation.

(B)	In anticipation of volatility in exchange rates in Poland due to elections that were held in late September, CEDC purchased additional hedges to protect the value of the cash obtained from the Senior Secured Notes, held in escrow. All derivates other than coupon hedge had closed as of September 30, 2005.

(C)	The closing of the Bols acquisition required the exchange of funds through various currencies during a volatile period of exchange rate movements. CEDC incurred spot losses in exchanging these funds. The spot loss above represents less than 1% of the cash value of the transaction.

(D)	Represents the net impact of interest and foreign currency movements related to escrowed cash and Senior Secured Notes and coupon hedge revaluation for the period. As these are non-cash adjustments related to acquisition financing and were not part of prior year results, the net impact has been excluded from comparable non-GAAP net income.

(E)	Represents other miscellaneous costs directly related to the acquisitions of Bols and Polmos Bialystok of $203 and a one time tax write-off related to a tax control in one of the operating subsidiaries of $114.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(Amount in columns expressed in thousands)

	December 31,
	2005	2004
ASSETS
Current Assets
Cash and cash equivalents	$60,745	$10,491
Short term financial assets	4,269	—
Accounts receivable, net of allowance for doubtful accounts of $22,851 and $10,038, respectively	188,029	131,799
Inventories	73,411	64,372
Prepaid expenses and other current assets	19,198	10,801
Deferred income taxes	5,868	822

Total Current Assets	351,520	218,285

Trademark, net	316,821	2,543
Goodwill, net	312,860	51,370
Equipment, net	39,784	17,387
Deferred income taxes	2,340	1,684
Other assets	1,342	435

Total Assets	$1,024,667	$291,704

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$112,838	$115,678
Bank loans and overdraft facilities	26,747	37,396
Income taxes payable	672	651
Taxes other than income taxes	59,387	3,108
Other accrued liabilities	62,577	7,338
Current portions of obligations under capital leases	3,328	2,970
Current portion of long-term debt	—	234

Total Current Liabilities	265,549	167,375

Long-term debt, less current maturities	9	1,873
Long-term obligations under capital leases	1,455	2,140
Long-term obligations under Senior Secured Notes	367,575	—

Total Long Term Liabilities	369,039	4,013

Minority interests	15,137	—

Stockholders’ Equity
Common Stock ($0.01 par value, 40,000,000 shares authorized, 23,885,245 and 16,677,045 shares issued at December 31, 2005 and December 31, 2004, respectively)	239	166
Additional paid-in-capital	296,574	55,663
Retained earnings	72,634	52,366
Accumulated other comprehensive income	5,645	12,271
Less Treasury Stock at cost (164,025 shares at December 31, 2005 and 2004)	(150)	(150)

Total Stockholders’ Equity	374,942	120,316

Total Liabilities and Stockholders’ Equity	$1,024,667	$291,704

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(Amount in columns expressed in thousands, except share and per share information)

	Year ended December 31,
	2005	2004	2003
Gross sales	$828,918	$580,744	$429,118
Excise	(79,503)	—	—
Net sales	749,415	580,744	429,118
Cost of goods sold	627,368	506,413	372,638

Gross profit	122,047	74,331	56,480
Selling, general and administrative expenses	69,420	45,188	33,721
Bad debt provision	984	758	592

Operating income	51,643	28,385	22,167
Non-operating income / (expense)
Interest income / (expense), net	(15,828)	(2,115)	(1,500)
Other financial income / (expense), net	(7,678)	(19)	(92)
Other income / (expense), net	(262)	193	(59)

Income before income taxes	27,875	26,444	20,516
Income tax expense	5,346	4,614	5,441

Minority interests	2,261	—	—

Net income	$20,268	$21,830	$15,075

Net income per share of common stock, basic	$1.07	$1.34	$0.98

Net income per share of common stock, diluted	$1.05	$1.31	$0.96

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW (UNAUDITED)

(Amount in columns expressed in thousands)

	Year ended December 31,
	2005	2004	2003
Operating Activities
Net income	$20,268	$21,830	$15,075
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	4,529	3,414	2,127
Deferred income taxes	(316)	228	698
Bad debt provision	984	758	592
Minority interests	2,261	—	—
Changes in operating assets and liabilities:
Accounts receivable	(23,730)	(23,495)	(6,862)
Inventories	(238)	(21,245)	(4,143)
Prepayments and other current assets	(6,614)	(2,090)	(1,183)
Trade accounts payable	(7,149)	29,424	(14,156)
Income and other taxes	9,015	993	766
Other accrued liabilities and other	35,072	(956)	(1,166)

Net Cash provided by Operating Activities	34,082	8,861	(8,252)

Investing Activities
Investment in distribution assets	(8,091)	(5,449)	(2,292)
Proceeds from the disposal of equipment	2,454	1,490	647
Purchase of financial assets	(79,412)	(5,378)	(3,874)
Proceeds from the disposal of financial assets	115,028	—	—
Acquisitions of subsidiaries, net of cash acquired	(490,092)	—	—

Net Cash Used In Investing Activities	(460,113)	(9,337)	(5,519)

Financing Activities
Borrowings on bank loans and overdraft facility	4,804	7,604	7,019
Payment of bank loans and overdraft facility	(13,565)	(4,029)	—
Long-term borrowings	—	1,518	—
Payment of long-term borrowings	(6,438)	(4,400)	(9,935)
Payment of capital leases	(1,676)	(1,838)	(1,297)
Net borrowings of Senior Secured Notes	378,447	—	—
Net proceed from private placement issuance of shares	111,594	—	19,308
Options exercised	3,205	1,780	2,035

Net cash provided by Financing Activities	476,371	635	17,130

Currency effect on brought forward cash balances	(86)	4,103	633
Net Increase in Cash	50,254	4,262	3,992
Cash and cash equivalents at beginning of period	10,491	6,229	2,237

Cash and cash equivalents at end of period	$60,745	$10,491	$6,229